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                           PURCHASE AND SALE AGREEMENT


This Purchase and Sale Agreement (the "Agreement") is entered into effective as of May 31, 1999, by and between Costilla Redeco Energy L.L.C., a limited liability company formed and existing under the laws of the State of Texas ("CRE") and Castle Exploration Company, Inc., a company formed and existing under the laws of Pennsylvania ("CECI"). The companies and individuals named above may sometimes individually be referred to as "Party" and collectively as the "Parties".

                                    RECITALS

WHEREAS Costilla Energy, Inc., a corporation formed and existing under the laws of the State of Delaware ("Costilla") is the sole member of CRE, which is in turn the sole member of Resource Development Company, Ltd. L.L.C. (DE), a limited liability company formed and existing under the laws of the State of Delaware ("Resource"); and

WHEREAS CRE owns 100% of the beneficial interest in the Ordinary Shares of Redeco Petroleum Company Limited, a company formed and existing under the laws of the Isle of Guernsey, Channel Island, U.K. ("Petroleum") and 100% of the membership interest in Resource Development Company Limited LLC (DE), a limited liability company organized and existing under the laws of the State of Delaware ("Resource"); and

WHEREAS Petroleum has been awarded by the Republic of Romania a 50% interest in three concessions in Romania covering Block EP I-15 Constanta, Block EP I-11 Alexandria, and Block EP II-1 Sud Bucuresti (the "Romanian Concessions"); and

WHEREAS Resource holds an oil and gas exploration and production concession with the Republic of Moldova under that certain Concession Agreement of July 5, 1995.

WHEREAS Costilla is a party to that certain Purchase and Sale Agreement with Redeco Energy Inc. dated as of October 1, 1998 as amended April 30, 1999 and May 25, 1999 (the "Redeco Agreement") the terms of which are more fully described below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

                                   WITNESSETH:

This Agreement when executed by all parties hereto states the terms of the acquisition ("Acquisition") by CECI of the Assets, as hereinafter defined.

1. Assets to be Acquired. Subject to the terms of this Agreement, CECI is purchasing and

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    CRE is selling all of CRE's right, title and interest in Petroleum, and thereby the Romanian Concessions held by Petroleum and, subject to the escrow terms described in Section 4 below, all of CRE's right, title and interest in Resource, and thereby the Moldovan Concession. CECI is purchasing and CRE is selling all tangible property owned by CRE and located in the CRE office in Oklahoma City, Oklahoma as well as all rights held by CRE and its affiliates to the trade name "Redeco". All of the above, including the leases, contracts, data and liabilities associated therewith (hereinafter collectively called the "Assets") are scheduled on CRE's pro forma consolidated balance sheet, and the attachments thereto, prepared as of May 1, 1999 (the "Closing Balance Sheet"), a copy of which is attached hereto as Exhibit A. CRE shall be responsible for all accounts payable shown on the Closing Balance Sheet and other payables incurred before May 1, 1999, and CECI shall be responsible for accounts payable accruing thereafter. CECI will assume no other liabilities other than the lease for CRE's offices and office equipment in Oklahoma City, Oklahoma, as set forth in Exhibit A.

2. Consideration. As consideration for the Assets, CECI agrees to assume the office and equipment leases held by CRE in Oklahoma City as described on Exhibit A, assumes Costilla's rights and obligation under the Redeco Agreement, and to bear the next $100,000 in expenses to be incurred to Resource in Moldova as described in Section 4 hereof.

    The Assets being conveyed hereby are subject to the Redeco Agreement. Costilla granted to Redeco a net profits interest equal to 25% of the 50% interest in each of the Romanian Concessions held by CRE (the "Romanian Net Profits Interests") and a net profits interest equal to 12 1/2% of the 100% interest held by CRE in the Moldovan Concession (the "Moldovan Net Profits Interest"), both of which net profits interests to be computed and paid as set forth in the Redeco Agreement.

3. Assignment of Petroleum. CRE shall execute to the benefit of CECI documents in the forms attached hereto as Exhibit C to transfer the beneficial interest in all of the Ordinary Shares of Petroleum.

4. Moldova Escrow. CRE will assign the membership interest held by it in Resource into an escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit C. CECI shall bear the next $100,000 in expenses accruing to Resource in Moldova. At any time up until June 30, 2000, CECI may elect to take assignment from escrow all of CRE's membership interest in Resource by payment of $1.00 to CRE. The CRE membership interest is subject to the Letter Agreement with Tahmah Energy dated April 16, 1999, a true and correct copy of which has been previously provided to CECI.

5. Representations of CRE. The recitations stated in this Agreement as to CRE and its related subsidiaries and assets are true and correct. CRE has good and marketable title to the Assets and there are no claims or encumbrances on any of the Assets other than as

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    disclosed herein that would impair CECI's ownership after transfer. The
    Closing Balance Sheet is complete and correct in all material respects and there are no other liabilities, contingent or otherwise, that exist with respect to the Assets which CECI will assume, or which will otherwise have a material adverse effect with respect to the Assets. Since the date of the Closing Balance Sheet, there has not been any material adverse change with respect to the Assets. All required tax returns due to be filed by Petroleum and its affiliates, and all taxes due in connection therewith have been paid, and no taxing authority, or other governmental authority, has any claim with respect to Resource or Petroleum generally, or the Assets in particular. There is no suit, action or legal, administrative, arbitration or other proceedings or governmental investigation pending to which CRE is a party, or, to the knowledge of CRE, threatened which affects Resource, Petroleum or the Assets other than the litigation brought by Randolph T. Walker against Resource et al previously disclosed to CECI. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority or any other person or entity is required to be made or obtained by CRE in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions. Resource and Petroleum possesses all permits necessary under law or otherwise to own, operate, maintain and use the Assets in the manner in which they are now being owned, operated, maintained and used. None of such permits shown have been, or to the knowledge of CRE, are threatened to be, revoked, canceled, suspended or modified.

6. Representations of CECI. The recitations stated in this Agreement as to CECI are true and correct.

7. Notice. Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers and e-mail for the Parties are listed below as a matter of convenience only. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.


      CRE                              CECI

      Costilla Redeco Energy LLC       Castle Energy Corporation
      Attn: Henry G. Mussellman        Attn:  Joe Castle
      400 N. Illinois, 10th Floor      One Radnor Corporate Center, Suite 250
      Midland, TX 79701                Radnor, PA 19087
      Phone: (915) 683-3092            Phone: (610-995-9400
      Fax: (915) 688-4089              Fax: (610) 995-0409

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8.  Confidentiality. The Parties further agree that all data furnished to CECI by CRE and by CECI to CRE will be on a confidential basis.

9. Public Disclosure. The parties agree that prior to, at or subsequent to Closing, neither party will make any public announcement, press release, or other public or private disclosure relating to the purchase and sale or any details thereof except such disclosure as might be required by governmental authority, securities exchange press release or normal company policy.

10. Expenses. Each party shall pay the fees and expenses of its own counsel and accountants incurred in connection with the Acquisition.

11. Brokers. No outside parties have participated in the negotiations of the Acquisition on behalf of either party, and no firm or person shall be entitled to any finder's or broker's fee with respect to the acquisition.

12. Trade Name. Upon request by CECI, the Parties will execute such other documentation required to effect the transfer of the trade name. CECI may require CRE and its subsidiaries and affiliates, to cease use of the name "Redeco" within a commercially reasonable period of time upon written request.

13. Assignment. Parties have the right to sell or assign all or a part of their interest; provided, however, that any assignment by CECI of its interest in the Moldovan Concession or the Romanian Concessions shall be made expressly subject to the Net Profits Interests granted pursuant to this Agreement.

14. Choice of Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Texas, United States of America, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

15. Dispute Resolution. The terms of the Dispute Resolution Procedure attached hereto as Exhibit E dealing with the resolution of disputed matters shall be specifically incorporated into and made a part of this Agreement.

16. Non-Waiver. No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

17. Severability. If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except as shall be necessary to give effect to the construction of such invalidity, and any invalid provision shall be deemed

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    severed from this Agreement without affecting the validity of the balance hereof.

18. Modification. There shall be no modification of this Agreement except by written consent of all Parties.

19. Counterpart Execution. This Agreement is executed in multiple original counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

20. Entirety. This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

    IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument effective as of this the 31st day of May, 1999.


         Costilla Redeco Energy, LLC


         By: /s/Henry G. Mussellman
             ----------------------------------------------------
             Henry G. Mussellman,
             as Executive Vice President &
             Chief Operating Officer of Costilla Energy, Inc.,
             Sole Member of Costilla Redeco Energy, L.L.C.

         CECI:
         Castle Exploration Company, Inc.


         By: /s/Richard E. Staedtler
             ----------------------------------------------------
             Richard E. Staedtler
             Chief Financial Officer of
             Castle Exploration Company, Inc.




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